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                                                           Exhibit (99)

Eastman Kodak Company and Subsidiary Companies
Computation of Pro Forma Ratio of Earnings to Fixed Charges
(in millions, except for ratios)

                                           Six Months          Year
                                             Ended            Ended
                                             June 30,       December 31,
                                               2003            2002

Earnings from continuing operations
 before provision for income taxes            $ 108           $ 946

Adjustments:
  Minority interest in income/(loss)
   of subsidiaries with fixed charges             8              17
  Undistributed loss/(earnings) of equity
   method investees                              23             107
  Interest expense                               71             173
  Interest component of rental expense (1)       27              53
  Amortization of capitalized interest           13              28
                                             ------          ------
  Earnings as adjusted                        $ 250          $1,324
                                             ======          ======

Fixed charges:
  Interest expense                               71             173
  Interest component of rental expense (1)       27              53
  Capitalized interest                            1               3
                                             ------          ------
  Total fixed charges                         $  99           $ 229

Pro forma adjustments:
  Estimated net increase in interest
   expense from refinancing                      13              25
                                             ------          ------

  Total pro forma fixed charges               $ 112           $ 254
                                             ======          ======

Pro forma ratio of earnings to fixed
 charges                                       2.2x            5.2x


(1) Interest component of rental expense is estimated to equal 1/3 of such expense, which is considered a reasonable approximation of the interest factor.